 Greektown Superholdings 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

March 13, 2013

Greektown Superholdings, Inc. Provides Regulatory Update

DETROIT, March 13, 2013– Greektown Superholdings, Inc. (“Greektown” or the “company”) reported today that at the March 12, 2013 meeting of the Michigan Gaming Control Board (the “MGCB”), the MGCB approved an amendment to its existing revolving credit facility with Comerica Bank. The amendment extended the term of the credit facility by one year, to December 30, 2014, among other modifications.

At the meeting, the MGCB tabled the company’s request for approval of a temporary suspension of the covenant contained in the MGCB 2010 order requiring the company to maintain a specified minimum ratio of EBITDA to fixed charges. Based upon current estimates, and including projected costs associated with the advisors engaged by the company’s Special Committee of the Board of Directors, the company may not be able to maintain the required minimum ratio of EBITDA to fixed charges for the twelve month measurement period ending March 31, 2013. The company will continue to work with the MGCB to address this matter as soon as possible.

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About Greektown Superholdings, Inc.

Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as Brizola, The Market District, Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555 and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, including the risks that the specified minimum ratio of EBITDA to fixed charges required by the MGCB cannot be maintained and that the MGCB takes regulatory action which has a material adverse impact on the company and the risk that such regulatory action causes events of default under its outstanding debt. Many of these risks, uncertainties and contingencies are beyond Greektown’s control. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:

Truscott Rossman

John Truscott

517-487-9320

jtruscott@truscottrossman.com

Investor Contact:

Greektown Superholdings, Inc.

Glen Tomaszewski

Senior Vice President, Chief Financial Officer and Treasurer

313-223-2999, ext. 5467

gtomaszewski@greektowncasino.com